Matters submitted to a vote of security holders

At a March 2, 2006, Special Meeting of Shareholders of ING Salomon Brothers Large Cap Growth Portfolio, a Series of ING Partners, Inc., shareholders were asked to:

      1. To approve a new sub-advisory agreement for ING Salomon Brothers Large Cap Growth Portfolio between ING Life Insurance and Annuity Company ("ILIAC"), the Portfolio's investment adviser, and Salomon Brothers Asset Management Inc. ("SaBAM") under which SaBAM would continue as sub-adviser to the Portfolio, with no change in the investment adviser, sub-adviser or the overall management fee paid by the Portfolio to ILIAC; and

      2. To approve a "Manager-of-Managers" arrangement for the Portfolio to permit ILIAC, in its capacity as the Portfolio's investment adviser, subject to prior approval by the Board of Directors of IPI, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Portfolio's shareholders.

                                                               Shares voted
                                                               against or         Shares
                               Proposal    Shares voted for      withheld        abstained     Total Shares Voted
                               --------    ----------------      --------        ---------     ------------------
ING Salomon Brothers Large
Cap Growth Portfolio              1          2,401,979.341      20,926.356      244,315.243      2,667,220.940

ING Salomon Brothers Large
Cap Growth Portfolio              2          2,367,338.976      55,566.721      244,315.243      2,667,220.940

At a April 4, 2006, Special Meeting of Shareholders of ING Salomon Brothers Aggressive Growth Portfolio, a Series of ING Partners, Inc., shareholders were asked to:

      1. To approve a change in the Portfolio's fundamental investment restriction governing portfolio diversification.

                                                                        Shares voted
                                                                         against or
                                     Proposal     Shares voted for        withheld       Shares abstained  Total Shares Voted
                                     --------     ----------------        --------       ----------------  ------------------
ING Salomon Brothers Aggressive
Growth Portfolio                        1          15,104,193.060       1,137,845.552      945,692.155       17,187,730.767